EXHIBIT 5.1

ALSCHULER GROSSMAN STEIN AND KAHAN LLP

1620 26TH STREET, FOURTH FLOOR, NORTH TOWER

SANTA MONICA, CALIFORNIA 90404-4060

September 14, 2006

Board of Directors

Arrowhead Research Corporation

201 South Lake Street, Suite 703

Pasadena, CA 91101

Re: Arrowhead Research Corporation, a Delaware corporation (the “Company”)

Ladies and Gentlemen:

We have acted as the Company’s counsel in connection with the preparation and filing of that certain Registration Statement on Form S-3 (the “Registration Statement”) filed as of the date of this letter with the Securities and Exchange Commission in connection with the registration of 438,664 shares of the Common Stock of the Company (the “Shares”) offered in private placements as follows: (i) 204,918 shares of Common Stock sold to certain Selling Stockholders for cash, (ii) 208,382 shares of shares of Common Stock issued pursuant to a Common Stock Transfer Agreement and (iii) 25,364 shares of Common Stock issued to the California Institute of Technology as repayment for certain patent costs and expenses.

As your counsel, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion, and, as to certain factual matters, we have relied on an Officers’ Certificate from the Company. We have not undertaken any independent investigation to determine the existence or nonexistence of the facts set forth in that Officers’ Certificate, and no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of the Company in this or other matters.

Based on these examinations, assumptions and the factual information provided to, and relied upon by, us, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters.”

Very truly yours,

/s/ Alschuler Grossman Stein and Kahan LLP

Alschuler Grossman Stein and Kahan LLP